Exhibit 12.1

Digital Realty Trust, Inc. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Nine months ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007		2006
Income from continuing operations before noncontrolling interests	$69,114	$66,337	$91,234	$67,918	$22,546		$24,890

Interest expense	100,801	63,991	88,442	63,621	67,054		50,598
Interest within rental expense	1,921	2,174	2,633	2,619	1,971		680
Noncontrolling interests in consolidated joint ventures	29	(614)	(140)	(335)	—		—

Earnings available to cover fixed charges	$171,865	$131,888	$182,169	$133,823	$91,571		$76,168

Fixed charges:
Interest expense	$100,801	$63,991	$88,442	$63,621	$67,054		$50,598
Interest within rental expense (2)	1,921	2,174	2,633	2,619	1,971		680
Capitalized interest	7,141	7,246	9,196	18,351	12,264		4,028

	109,863	73,411	100,271	84,591	81,289		55,306

Preferred stock dividends	29,396	30,303	40,404	38,564	19,330		13,780

Fixed charges and preferred stock dividends	$139,259	$103,714	$140,675	$123,155	$100,619		$69,086

Ratio of earnings to fixed charges	1.56	1.80	1.82	1.58	1.13		1.38

Ratio of earnings to fixed charges and preferred stock dividends	1.23	1.27	1.29	1.09	—	(3)	1.10

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred dividends by $9,048.

Digital Realty Trust, L.P. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Nine months ended September 30,		Year ended December 31,
	2010	2009	2009	2008	2007		2006
Income from continuing operations before noncontrolling interests	$69,114	$66,337	$91,234	$67,918	$22,546		$24,890

Interest expense	100,801	63,991	88,442	63,621	67,054		50,598
Interest within rental expense	1,921	2,174	2,633	2,619	1,971		680
Noncontrolling interests in consolidated joint ventures	29	(614)	(140)	(335)	—		—

Earnings available to cover fixed charges	$171,865	$131,888	$182,169	$133,823	$91,571		$76,168

Fixed charges:
Interest expense	$100,801	$63,991	$88,442	$63,621	$67,054		$50,598
Interest within rental expense (2)	1,921	2,174	2,633	2,619	1,971		680
Capitalized interest	7,141	7,246	9,196	18,351	12,264		4,028

	109,863	73,411	100,271	84,591	81,289		55,306

Preferred unit distributions	29,396	30,303	40,404	38,564	19,330		13,780

Fixed charges and preferred unit distributions	$139,259	$103,714	$140,675	$123,155	$100,619		$69,086

Ratio of earnings to fixed charges	1.56	1.80	1.82	1.58	1.13		1.38

Ratio of earnings to fixed charges and preferred unit distributions	1.23	1.27	1.29	1.09	—	(3)	1.10

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred distributions by $9,048.